SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 Current Report

                     Pursuant to section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                    Date of earliest event reported: August 31, 1998

                                   SONAT INC.
                 (Exact name of registrant as specified in its charter)

                 Delaware            1-7179             63-0647939
                 (State of        (Commission          (IRS Employer
               Incorporation)     File Number)        Identification No.)

               AmSouth-Sonat Tower
               Birmingham, Alabama                          35203
               (Address of Principal Executive Offices)   (Zip Code)

                  Registrant's telephone number, including area code:
                                      205-325-3800


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Item 5.           Other events.

Southern Natural Gas Company, a wholly owned subsidiary of Sonat Inc., (Southern) received a letter from the United States Department of Justice on August 31, 1998, enclosing a copy of a complaint that was filed, but not served, by Jack J. Grynberg in 1997 against Southern, its wholly owned subsidiary, Sea Robin Pipeline Company, and a number of affiliated companies, including Citrus Corp., and its wholly owned subsidiary, Florida Gas Transmission Company, in the United States District Court for the Eastern District of Louisiana. Grynberg filed the suit on behalf of the United States Government under 31 U.S.C. Ssection.3729, et seq., commonly known as the False Claims Act, alleging that the methods used by the defendants to measure the heating content and volume of gas purchased or transported by them have caused producers of natural gas to underpay royalties owed by the producers to the United States. The complaint also alleges that the defendants deprived the United States of appropriate royalties by selling gas to affiliated companies at artificially low prices, which were the basis for payment of royalties to the United States, and that the affiliates resold the gas to third parties at higher prices. The complaint seeks recovery of actual damages based upon the unpaid royalties owed, the amount of which is not specified in the complaint. Such damages may be trebled under the False Claims Act.

The complaint makes allegations similar to those in a 1995 complaint that Grynberg filed under the False Claims Act against Southern, Sea Robin, and 68 other defendants in the United States District Court for the District of Columbia, which was dismissed. Such dismissal is now on appeal. The Justice Department has requested Southern to address the allegations in the complaint, which Southern intends to do, in order for the Justice Department to determine whether to intervene and take over the case as provided by the False Claims Act. Southern believes that its and Sea Robin's measurement practices conformed to the terms of the applicable tariffs, which are filed with the Federal Energy Regulatory Commission. As a result, Southern believes that Southern and Sea Robin have meritorious defenses to the complaint and intends to defend the suit vigorously whenever it is served and the suit goes forward.





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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    Sonat Inc.



                                    By:   /s/  William A.Smith
                                          William A. Smith
                                          Executive Vice President and
                                            General Counsel


Dated:      September 17, 1998